Cecil Bancorp, Inc.

P.O. Box 568 – Elkton, Maryland 21922-0568

        November 10, 2006

Dear Stockholder:

 Cecil Bancorp, Inc. (Nasdaq: CECB) is excited about our continued steady growth. Our net income for the nine-month period ended September 30, 2006 increased $295,000 to $2,033,000 compared to a net income of $1,738,000 for the same period in 2005, which is a 17% increase. Our total assets increased 24% from $250,952,000 as of September 30, 2005 to $311,668,000 as of September 30, 2006, which is over a $60 million increase.

On August 22, 2006, the Board of Directors of Cecil Bancorp, Inc. declared a cash dividend on the Company’s outstanding shares of common stock. We enclose a check in payment of the cash dividend in the amount of $.05 per share payable on November 10, 2006 to stockholders of record at the close of business on October 27, 2006.

We would like to take this opportunity to encourage you to take advantage of the Dividend Reinvestment Plan. You must have a minimum of fifty shares of Cecil Bancorp, Inc. stock in order to enroll. If you would like more information please give Jennifer Carr a call at (410) 398-1650 and she would be happy to assist you.

As always, we thank you for your continued support and look forward to serve the stockholders of Cecil Bancorp, Inc.

Sincerely,

Mary Beyer Halsey     Charles F. Sposato

President and CEO     Chairman of the Board